UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

March  31, 2009

Reinsurance Technologies Ltd.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27842	52-1988677

(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

205 South Whiting Street
Suite 311
Alexandria, VA 22304

(Address of principal executive offices) (Zip Code)

(703) 370-2226

(Registrant's telephone number)

Solution Technology International, Inc.
Garrett Information Enterprise Center
685 Mosser Road, Suite 11
McHenry, MD 21541

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03  Bankruptcy or Receivership.

The Registrant, Reinsurance Technologies Ltd.  f/k/a Solution Technology International, Inc., had its plan of reorganization confirmed at a hearing on March 31, 2009 and pursuant to an order entered on April 3, 2009 and declared effective on April 14, 2009 by the U.S. Bankruptcy Court for the District of Delaware. On November 4, 2008, the Company filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code, as amended, with the United States Bankruptcy Court for the District of Delaware, Case No. 08-12640 (MFW). The bankruptcy case was assigned to the Honorable Mary F. Walrath.

Under the Registrant’s plan or reorganization the principal secured lender, Resurgence Partners, LLC— that acquired the secured debt positions of YA Global Investments, LP (f/k/a Cornell Capital) and Crosshill Georgetown Capital,  provided the debtor-in-possession financing and is now providing the exit financing for the Registrant— will convert its secured claim to all equity and receive 91.25% of the issued and outstanding shares of the Registrant’s common stock, par value $.001 per share (the “New Common Stock”), as well as 500,000 shares of nonvoting, non-interest bearing Series A preferred stock, par value $.001 per share (the “Series A Preferred”).

The unsecured creditors will receive 5% of the issued and outstanding shares of New Common Stock and 500,000 shares of nonvoting, non-interest bearing  Series B preferred stock (the “Series B Preferred”) under the plan of reorganization.

 The existing holders of common stock will receive 3.75% of the issued and outstanding shares of New Common Stock under the plan of reorganization.

 In the event of a sale or liquidation of the Registrant, Resurgence Partners, the holder of Series A Preferred, is entitled to receive, prior to the payment of any amount to the holders of New Common Stock, its prepetition secured claim of approximately $2.7 million, its postpetition secured claim of approximately $50,000 and any amount it advances to the Registrant under the exit investment agreement that is anticipated to be not less than $1 million.  The holders of Series B Preferred are entitled to receive up to 50% of all allowed unsecured claims that the Registrant believes could be as much as approximately $1.3 million. The Series A Preferred and the Series B Preferred are cancelled upon receipt of these priority liquidation payments.

Under the plan of reorganization the Registrant stated that it would change its name and recapitalize to achieve the distribution of its New Common Stock as set forth above.  Accordingly, the Registrant filed an amended and restated certificate of incorporation with the State of Delaware on April 24, 2009  to change the name of the Company to Reinsurance Technologies Ltd., to allow for a reverse split of one share for each of four hundred outstanding shares of the Company’s existing common stock  and to create a Series A Preferred Stock and Series B Preferred Stock. The Registrant  has filed with FINRA to effect the reverse split and notify it of the name change.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2009 the Registrant’s Board of Directors appointed Joel H. Bernstein, 67, to be President and a director and Dan L. Jonson to be a director and Senior Vice President of the Company.  Michael Shor resigned as a director effective April 24, 2009 to pursue other interests.  Since 2001 Mr. Bernstein has been the founder and president of an affiliated group of companies that provide payroll and benefit administration services to small and medium sized employers under the name of Benefit Providers, LLC and ECCA Payroll Services.  From January 1990 until 2001 Mr. Bernstein owned a payroll services company, AA Payroll Services.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1Plan of Reorganization, confirmed March 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/ Joel H. Bernstein
Joel H. Bernstein
President

Date: May 14, 2009